EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of July, 1996, by and between LAWRENCE HODGES ("Employee") and MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation (the "Company").


                                     RECITAL



         This Agreement is made and entered into with reference to the following facts and objectives:

         The Company desires to establish its right to the services of Employee in the capacities described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

         The Company is proposing to acquire certain assets from Mrs. Fields Inc., a Delaware corporation ("MFI'), and certain of its subsidiaries (the "Acquisition"), and conditional upon the closing of such acquisition, Employee will be appointed the President and Chief Executive Officer of the Company.

         Therefore, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

                                    AGREEMENT

         1. DUTIES. The Company does hereby hire, engage, and employ the Employee as the President and Chief Executive Officer of the Company, and
Employee does hereby accept and agree to such hiring, engagement, and employment. Employee shall serve the Company in such positions fully, diligently, competently, and in conformity with provisions of this Agreement and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment, as hereinafter defined.


          During the Period of Employment Employee shall also serve as the Chief Executive Officer and President of each subsidiary or affiliate of the Company that is now or that becomes a part of the Mrs. Fields Company Group. As used in this Agreement, the term the



"Mrs. Fields Company Group" shall mean and refer to the Company and the Company's subsidiaries and affiliates from time to time.


         Subject to specific elaboration by the Board of Directors of the Company as to the duties (which shall be consistent herewith and with Employee's offices provided for hereunder) that are to be performed by Employee and the manner in which such duties are to be performed, the duties of Employee shall entail those duties customarily performed by a president and chief executive officer of a company with a sales volume and the number of employees commensurate with those of the Company. Provided, however, that at all times during the Period of Employment, Employee shall perform those duties and fulfill those responsibilities and refrain from those activities that are reasonably prescribed or proscribed by the Board of Directors of the Company to be performed or refrained from by him consistent with his positions with the Company.

         Employee shall be responsible and report only to the Company's full Board of Directors and to said Board's Executive Committee.


        During the Period of Employment, the Company shall use its best efforts to cause Employee to be elected a member of the Company's Board of Directors, provided Employee is legally qualified to so serve, and Employee shall, if so elected serve as a member of the Company's Board of Directors for no additional consideration.


        Throughout the Period of Employment, Employee shall devote his full time, energy, and skill to the performance of his duties for the Company and for the benefit of the Company and the Mrs. Fields Company Group, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Employee shall be permitted to (i) engage in charitable and community affairs, (ii) act as a director of any corporations or organizations outside the Mrs. Fields Company Group not in competition with the Company or any member of the Mrs. Fields Company Group and to manage such investments, not to exceed three (3) in number, and receive compensation therefore, and (iii) to make investments of any character in any business or businesses not in competition with the Company or any member of the Mrs. Fields Company Group and to manage such investments (but not be involved in the day to day operations of any such business), provided, in each case and collectively, that the same does or do not constitute or involve Employee in a conflict of interest vis-a-vis the Company or any member of the Mrs. Fields Company Group or interfere with the performance of Employee's duties under this Agreement.

         Employee shall exercise due diligence and care in the performance of his duties for and the fulfillment of his obligations to the Company under this Agreement.

                                                     2

        The Company shall furnish Employee with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Employee's duties hereunder and consistent with his positions as the President and Chief Executive Officer of the Company.


        2. PERIOD OF EMPLOY'MENT. The Period of Employment shall, unless sooner terminated as provided herein, be three (3) years commencing on the closing of the Acquisition and ending with the close of business on the third anniversary of the closing of the Acquisition (the "Period of Employment"). Employee hereby acknowledges and agrees that effective as of, and conditional upon the closing of, the Acquisition, he shall have no rights or claims under his existing employment agreement with MFI.

        No later than three hundred and sixty (360) days prior to the end of the Period of Employment, the Company and the Employee shall commence discussions concerning a possible extension or modification of this Agreement. Upon the mutual agreement of Company and Employee, Employee's employment with Company may be continued beyond the Period of Employment on an "at will" basis on such terms and conditions as Company and Employee may then agree.

         3.     COMPENSATION.

                  (a) BASE SALARY. During the Period of Employment, the Company shall pay Employee, and Employee agrees to accept from the Company, in payment for his services a base salary of Three Hundred Thousand Dollars ($300,000) per year ("Base Salary"), payable in equal semi-monthly installments or at such other time or times as Employee and the Company shall agree. Upward adjustment to the Base Salary shall be considered by the Company's Board of Directors not less frequently than annually. The Company's Board of Directors at any time or times may, but shall have no obligation to, supplement Employee's salary by such bonuses and/or other special payments and benefits as the Board of Directors of the Company in its sole and absolute discretion may determine.

               (b) INCENTIVE COMPENSATION. During the Period of Employment, Employee shall:

          (i) participate in any incentive compensation plan adopted by the Company in replacement for the Fiscal 1994 Incentive Compensation Plan of MFI (the "1994 Incentive Plan"); or

          (ii) if the Company, for any reason, shall not adopt and implement an incentive compensation plan in replacement of the 1994 Incentive Plan for eligible employees of the Company (including Employee), Company and Employee so that this Agreement shall provide Employee with the opportunity to earn and be paid incentive compensation to the same extent that he was eligible to earn and be paid incentive compensation under the incentive compensation plan under which, pursuant to the provisions of this Section 3(b), Employee was most recently eligible to earn and be paid incentive compensation by MFI.

             4. FRINGE BENEFITS. During the Period of Employment, Employee shall be entitled to the following fringe benefits.

                  (a) BENEFIT PLANS. Employee shall be entitled to participate in all benefit plans and programs generally available to all other senior management employees of the Company or to all employees of the Company working in Salt Lake City, Utah, subject to any restrictions specified in such plans and to receive such other benefits and conditions of employment as are provided to all other senior officers or executives of the Company as of the date of this Agreement.

             (b) EQUITY PLAN. Employee shall be entitled to participate in an equity-based plan or arrangement, such as a stock option, stock appreciation rights, or other equity incentive plan or arrangement for senior management employees of the Company, including Employee (the "Equity Plan"). On or before July 31, 1996, the Company shall propose the terms of the Equity Plan to the Company's Board of Directors for its review and consideration. In the event that
(i) the Company fails to propose the terms of the Equity Plan on or before July 31, 1996, (ii) by not later than ninety (90) days after the date the terms of the Equity Plan are proposed by the Company to its Board of Directors, the Company's Board of Directors fails to approve implementation of the Company of the Equity Plan on the terms so proposed or on terms that are at least as favorable to senior management of the Company, including Employee, as those proposed by the Company, or (iii) the Company fails to implement the Equity Plan within sixty (60) days after the date on which the implementation thereof was approved by Company's Board of Directors, Employee may terminate this Agreement and his employment hereunder without Good Reason, as hereinafter defined, in accordance with the provisions of Section 9(a) ("Termination by Employee Termination With Good Reason"). Employee's right to terminate this Agreement and his employment hereunder without Good Reason in accordance with said Section 9(a) shall be Employee's sole and exclusive remedy for or resulting from the failure, for any reason, of the Company or its Board of Directors to create or implement the Equity Plan or to take any other action specified in this Section 4(b), and, therefore, Employee shall not, in any such case, have any right to terminate this Agreement or his employment hereunder with Good Reason.

        Anything in this Agreement or in such plan or arrangement to the contrary notwithstanding, the inclusion in such plan or arrangement of any provision(s) addressing participation by Employee in such plan or arrangement for a period of years shall not be interpreted as a promise of continued employment by the Company for such period of years or any other period of time.



         The plan or arrangement to be proposed by Employee shall provide that any payments made thereunder, in conjunction with any other payments that constitute "parachute payments" (as defined in Section 28OG(b)(A) of the Internal Revenue Code) (the "Code"), shall be limited such that no such payments or portions thereof constitute an "excess parachute payment" (as defined in Section 28OG(b)(1) of the Code) or are otherwise nondeductible by the Company for tax purposes under any other provision of the Code.



                  (c) VACATION AND OTHER LEAVE. Employee shall be entitled to such amounts of paid vacation and other leave, but not less than three (3) weeks vacation per twelve-month period of employment, as from time to time may be allowed to the Company' s senior management personnel generally, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies applicable to such personnel.

                  (d) VESTING ON DEATH OR DISABILITY. Upon any termination of this Agreement and Employee's employment hereunder by reason of Employee's death or Permanent Disability, as defined in Section 7(b) ("Death or Disability - Definition of Permanently Disabled and Permanent Disability"), provided that the terms and provisions of such plan and applicable law permit, any theretofore deferred or unvested portion of any award made to Employee in respect of any retirement, pension, profit sharing, long term incentive, and similar plans automatically shall become fully vested in Employee shall be nonforfeitable, and shall continue in effect and be redeemable by or payable to Employee (or his designated beneficiary or estate) at the time and on the same conditions as would have applied had Employee's employment not been so terminated. It is expressly provided, however, that nothing in this Section 4(d) shall obligate the Company to provide full vesting upon death or disability in connection with participation by Employee in the equity plan or arrangement contemplated under
Section 4(b) ("Fringe Benefits-Equity Plan"), further, the provisions governing payment of any incentive compensation payable to Employee pursuant to the incentive compensation plan(s) referred to in Section 3(b) ("Compensation-Incentive Compensation") shall govern any payment of incentive compensation due thereunder in the event of Employee's death or disability.

5. BUSINESS EXPENSES AND AUTOMOBILE ALLOWANCE. During the Period of Employment, the Company shall pay, or in case paid by Employee in the first instance, reimburse Employee for, any and all necessary, customary, and usualexpenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, all traveling expenses, and entertainment expenses, upon submission of appropriate vouchers and documentation.

         To the extent provided to all other senior officers or executives of the Company, during the Period of Employment, Employee shall be entitled to receive an automobile allowance and reimbursement for expenses associated with the operation and maintenance of an automobile which is comparable to Employee's current automobile. The Company will reimburse Employee upon presentation of vouchers and documentation for any such operational and maintenance expenses which are consistent with the usual accounting procedures of the Company.

                  6. NO OTHER BENEFITS OR COMPENSATION. Employee, as a result of his employment by the Company, shall be entitled to only the compensation and benefits provided for in this Agreement, subject to the terms thereof, and no others.


                  7.   DEATH OR DISABILITY.

                         (a)     TERMINATION OF EMPLOYMENT.  If Employee dies
during the Period of Employment, Employee's employment shall automatically cease and terminate as of the date of Employee's death.


                  If Employee becomes Permanently Disabled (as hereinafter defined) while employed by the Company, (i) Employee's employment and the Company 's obligations hereunder, including the payment of Base Salary pursuant to Section 3(a) ("Compensation-Base Salary") shall continue for a period of ninety (90) days from the date on which the Employee is determined to be Permanently Disabled ("Employee's Disability Date"), and (ii) ninety (90) days after the Employee's Disability Date, Employee's employment and all obligations of the Company hereunder shall automatically cease and terminate.


                  In the case of Employee's death or Permanent Disability (as hereinafter defined), the Company shall be obligated to pay to Employee (or to Employee's estate in the case of Employee's death) any Base Salary and any incentive compensation accrued to Employee as of the date of the Employee's death, or in the case of Employee's Permanent Disability, as of the Employee's Disability Date, In the event Employee's employment is terminated on account of Employee's Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all senior management personnel of the Company.

          (b) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement(other than Sections 4 (a) ('Fringe Benefits-Benefit Plans"), 4 (d) ("Fringe Benefits-Vesting on Death or Disability"), and the provisions relating to disability insurance contained in the last sentence of Section 7(a) ("Death or Disability-Termination of Employment"), the terms `Permanently Disabled' and `Permanent Disability' shall mean Employee's inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. Whether Employee is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined), or if requested by Employee a panel of three Qualified Physicians. If Employee requests such a panel, Employee and the Company shall each select a Qualified Physician who together shall then select a third Qualified Physician. The determination of the individual Qualified Physician or the panel, as the case may be, shall be binding and conclusive for all purposes. As used herein, the term "Qualified Physician" shall mean any medical doctor who is licensed to practice medicine in the State of Utah and is reasonably acceptable to each of Employee and the Company. Employee and the Company may in any instance, and in lieu of a determination by a Qualified Physician or panel of Qualified Physicians, agree between themselves that Employee is Permanently Disabled. The terms Permanent Disability and Permanently Disabled as used herein may have meanings different from those used in any disability insurance policy or program maintained by Employee or the Company.

                  8.     TERMINATION  BY THE COMPANY.

(a) TERMINATION FOR CAUSE. The Company, by action of its Board of Directors, may, by providing written notice to Employee, terminate the employment of Employee under this Agreement for "cause" at any time. The term "cause" for purpose of this Agreement shall mean:


          (i) The refusal of Employee to implement or adhere to lawful policies or directives of the Board of Directors of the Company consistent with this Agreement; or


               (ii) Employee's conviction of or entrance of a plea of nolo contendere to (A) a felony, (B) to any other crime, which other crime is punishable by incarceration for a period of one (1) year or longer, or (C) other conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community; or


(iii)conduct that is in violation of Employee's common law duty of loyalty to the Company; or

(iv) fraudulent conduct by Employee in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; or

(v) theft, embezzlement, or other criminal misappropriation of funds by Employee, whether from the Company or any other person; or

(vi) any breach of or Employee's failure to fulfill any of Employee's obligations, covenants, agreements, or duties under this Agreement.


Provided, however, that "cause" pursuant to clause (i) or (vi) shall not be deemed to exist unless the Company has given Employee written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute `cause', and thirty (30) days after such notice such conduct or circumstances has not entirely ceased or been entirely remedied. If Employee's employment is terminated for `cause', the termination shall take effect upon the effective date (pursuant to Section 24 ("Notices")) of written notice of such termination to Employee. In the event Employee's employment is terminated for "cause," the Company shall have no obligation to pay Employee any amounts, including, but not limited to Base Salary, for or with respect to any period after the effective date of the termination of Employee's employment for "cause," including any obligation under the replacement to the 1994 Incentive Plan or the Equity Plan.

         If the Company attempts to terminate Employee's employment pursuant to this Section 8(a) and it is ultimately determined that the Company lacked "cause," the provisions of Section 8(b) ('Termination by the Company-Termination Without Cause") shall apply, and Employee's sole and exclusive remedy for such breach of this Agreement by the Company and/or any other damages that Employee shall have suffered or incurred of any nature whatsoever, shall be to receive the payments expressly called for by Section 8(b) ("Termination by the Company-Termination Without Cause") with interest on any past due payments at the rate of eight percent (8%) per year from the date on which the applicable payment would have been made pursuant to Section 8(b) ("Termination by the Company-Termination Without Cause") plus Employee's costs and expenses (including but not limited to reasonable attorneys' fees) incurred in connection with such dispute.


(b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate Employee's employment under this Agreement without "cause" at any time, by providing Employee thirty (30) days prior written notice of such


                                                              8
termination. If Employee's employment is terminated pursuant to this Section 8(b), Employee shall not be obligated to render services to the Company following the effective date of such notice (the "Notice Date") except such services as are requested by the Company pursuant to Section 11 ("Transition Period Services"), and as its sole and exclusive obligation and duty to Employee resulting directly or indirectly from the termination of Employee's employment with the Company and in full and complete settlement of any and all claims that Employee may have or claim to have arising directly or indirectly out of the termination of his employment with the Company, the Company shall, subject to
Section 12 ("Non Competition") pay Employee, as severance pay, an amount (the "Severance Amount") equal to the product of multiplying the then current semi-monthly base salary by the greater of the number of semi-monthly periods from the Notice Date through the remainder of this Agreement or thirty-six (36) semi-monthly periods (the `Severance Period'). The Severance Amount shall be payable by the Company as follows: (i) Employee shall receive an amount equal to the Base Salary payable in twelve (12) equally monthly installments commencing on the Notice Date and (ii) the balance of the Severance Amount is payable on the first anniversary of the Notice Date. The Company shall also pay to the Employee a portion of any discretionary bonus (the "Bonus Portion"), as determined by the Company's Board of Directors, referred to in Section 3(a) ("Compensation-Base Salary"), that, but for the termination of Employee's employment, would have been paid to Employee for or with respect to the. calendar year in which Employee's employment is terminated. The Bonus Portion shall consist of that percentage of the said discretionary bonus determined by dividing the number of full or partial calendar months during the calendar year in which Employee's employment is terminated that Employee was in the employ of the Company by twelve (12). Until the end of the Severance Period or until Employee is gainfully employed by another employer, which ever time period is less, the Company shall allow Employee to continue participation in the Company's group health insurance plan at the Company's expense.

         9.       TERMINATION BY EMPLOYEE.

                  (a) TERMINATION-WITHOUT GOOD REASON. Employee shall have the right to terminate this Agreement and his employment hereunder at any time upon thirty (30) days prior written notice of such termination to the Company. Except as expressly set forth in Section 11 ("Transition Period Services"), upon the effective date of any such termination all obligations and rights of Employee and the Company hereunder shall terminate and cease.



                  (b)       TERMINATION-WITH GOOD REASON.  If the Company:






(i) requires Employee to relocate his home, without Employee's consent, to a location which is more than 75 miles from Employee's current home located at #6 Parkside Law, Sandy Utah 84092; or


(ii) fails to provide Employee with the compensation and benefits called for by this Agreement; or


(iii) assigns employee to a lower organization level than the level at which he is on the date of this Agreement assigned, or substantially diminishes Employee's assignment, duties, responsibilities, or operating authority from those specified in Section 1 ('Duties'); or

(iv) fails to implement an incentive compensation plan required by Section 3(b) ("Compensation-Incentive Compensation" ); or


(v) fails to implement an equity plan or arrangement required by Section 4(b) ("Fringe Benefits-Equity Plan");

(vi) is divested, by sale, closure, liquidation, foreclosure, or other means, of any substantial part of its assets or business as now held or conducted; or

(vii) breaches this  Agreement and such breach  continues for a period of thirty
(30) days after written notice thereof given by Employee to the Company,

then any one or more of such circumstances shall constitute "Good Reason", and, subject to the provisions of Section 10 ("Means and Effect of Termination"). Employee shall have the right to terminate this Agreement and his employment hereunder for Good Reason, if, thirty (30) days after the effective date of Employee's notice to the Company of such circumstances constituting Good Reason, such circumstances continue to exist, and for all purposes of this Agreement any such termination of this Agreement by Employee shall have the same effects under this Agreement as the termination of the Employee's employment under this Agreement by Company without "cause".

         10. MEANS AND EFFECT OF TERMINATION. Any termination of Employee's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement. Any notice of termination by the Company shall be approved by a resolution
                                                              10
duly adopted by a majority of the directors of the Company then in office. The burden of establishing the existence of "cause" or Good Reason shall be upon the terminating party. If Employee's employment is terminated by either party, then promptly after the effective date of such termination or in the manner and at the time or times provided in the relevant Section of this Agreement, the Company promptly shall provide and pay to Employee, or in case of his death his estate or heirs, all compensation, benefits, and reimbursements due or payable to Employee for the period to the effective date of the termination. To the extent permitted by applicable law, the calendar month in which Employee's employment is terminated shall be counted as a full month in determining amount and vesting of any benefits under benefit plans of the Company.



         11. TRANSITION PERIOD SERVICES. In the event Employee's employment is terminated by the Company pursuant to section 8(b) ("Termination by the Company-Termination Without Cause") or by Employee pursuant to Section 9(a) ("Termination by Employee-Without Good Reason'), if requested by the Company in writing, Employee shall render such services, on a part-time basis for a period not to exceed sixty (60) days after the effective date of the notice of termination (whether given by the Company or by Employee), as the Company's Board of Directors reasonably requests for transition purposes. Employee shall receive no compensation for such services, other than the payment of Base Salary as provided in Section 8(b) ("Termination by the Company-Termination Without Cause") and .reimbursement for expenses incurred by Employee in providing such services as provided in, and subject to the provisions of, Section 5 ("Business Expenses and Automobile Allowance")

         12. Non Competition. (a) For a period of one year from the date of the termination of Employee's employment hereunder, Employee shall not become an employee, owner (except for passive investments of not more than three percent (3%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of any firm or person which either directly competes with a line or lines of business of the Company accounting for ten percent (10%) or more of the Company's gross sales, revenues or earnings before taxes or derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this paragraph, the parties intend that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceedings, be deemed eliminated from the provisions of this Section 12.


                  (b) In addition to any other remedies that may otherwise be available for a breach of Section 12 hereof by Employee, Employee agrees that in the event of such breach

                                                              11

he shall irrevocably forfeit any right he may have to any remaining severance payment to be made under Section 8(b) ('Termination by the Company-Termination Without Cause") subsequent to such breach.



         13. ASSIGNMENT. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants. duties, and obligations of the Company hereunder.



         14. GOVERNING LAW. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Utah, which internal laws exclude any law or rule of the State of Utah, or any interpretation thereof, that would require or call for the application of the laws of any other state or jurisdiction hereto.


         15. ENTIRE AGREEMENT. Except with respect to final agreement regarding those open incentive compensation matters described in Section 3(b)
("Compensation-Incentive Compensation") and the equity plan or arrangement contemplated under Section 4(b) ("Fringe Benefits-Equity Plan"), this Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

        This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and he signed by the parties hereto. The provisions of this and the immediately preceding sentence themselves may not be modified, either orally or by conduct, either express or implied, and it is the declared intention of the parties hereto that no provision of this Agreement, including said two sentences, shall be modifiable in any way or manner whatsoever other than through a written document signed by the parties hereto.

         16. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.


        17. NUMBER AND GENDER. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.


        18. SECTION HEADINGS. The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

         19.      DISPUTE RESOLUTIONS.

                (a) NEGOTIATION AND MEDIATION. In the event any dispute arises hereunder, the parties shall first attempt to resolve the dispute by negotiation in good faith. If the dispute cannot be timely resolved through negotiation, the parties will, before resorting to any of their remedies at law or in equity, try to settle the dispute in good faith by mediation in Salt Lake City, Utah or such other location as the parties may agree, under the then operative mediation rules of the American Arbitration Association or such other mediation tribunal or private mediator or medication services provider as the parties agree. The mediator shall be such person as the parties mutually agree, but if the parties have failed to agree on a mediator within seven (7) days after the date an which any party demands that the parties proceed to mediation, the mediator shall be selected by ft American Arbitration Association or such other mediation services provider as the parties agree.

     (b) OTHER REMEDIES. Failing settlement of the dispute by negotiation or mediation, the parties shall, unless they mutually agree to resolve the dispute finally by arbitration, be entitled to pursue their legal and equitable remedies (subject to the provisions at Section 20 ("Liquidated Damages,-Breach by the Company")) in any court having jurisdiction.

           20. LIQUIDATED DAMAGES-BREACH BY THE COMPANY. Because the damages suffered by Employee in such an event would be difficult or impossible to estimate, establish, ascertain, or prove, and in order to provide Employee with a remedy in such an event without the necessity and associated cost of Employee having to establish or prove the damages suffered by Employee as a result thereof (which remedy the parties hereto have and do agree would be appropriate and adequate compensation to Employee in such event), in the event that this Agreement and Employee's employment hereunder shall be terminated

                                                     13
(whether by the Company or Employee) and thereafter Employee shall prevail in any dispute between Employee and the Company relative to, involving, or concerning the legality of or justification for the termination of this Agreement and Employee's employment hereunder and any other issues or matters directly or indirectly arising out of or in connection with such termination and Employee's employment by the Company, subject to Section 12 ("Non Competition") Employee shall he entitled to the continued payment of the Base Salary as provided in Section 8(b) ("Termination by the Company-Termination Without Cause") as liquidated and exclusive damages and not as a penalty, and in such case this Agreement and Employee's employment hereunder, shall for all purposes be treated as having been terminated by the Company without "cause" pursuant to
Section 8(b) ("Termination by the Company-Termination Without Cause").

         In the event Employee files any claim, complaint, charge, action, or lawsuit against the Company or its employees, agents, officers, directors, or any other person affiliated or associated with the Company, with any governmental agency, any state or federal court, or any mediation or arbitration body or group, for or with respect to a matter, claim, or incident, known or unknown, which has occurred or arisen or which shall hereafter occur or arise relative to, involving, or concerning the termination of this Agreement and Employee's employment hereunder (whether as a result of action of Employee or the Company) and any other issues or matters directly or indirectly arising out of or in connection with such termination and Employee's employment by the Company, and in such claim, complaint, action, charge, or lawsuit, Employee alleges or asserts the right to recover, receive, or be awarded damages from the Company or its employees, agents, officers, directors, or any other person affiliated or associated with the Company in addition to or in lieu of the liquidated damages expressly provided for in this Section 20, Employee hereby stipulates, agrees, and consents to the dismissal or withdrawal, with prejudice, of any such claim, complaint, action, charge, or lawsuit (collectively, a "Dismissable Claim"). In the event that Employee files any Dismissable Claim, Employee shall be liable to the party or parties against whom the Dismissable Claim is filed (the 'Nonfiling Party") and shall indemnify and save the Nonfiling Party harmless from all costs and expenses, including, but not limited to, attorneys fees, incurred by the Nonfiling Party and/or the Nonfiling Party's officers, agents, employees, directors, and/or any other person affiliated or associated with the Nonfiling Party, if any, in defending or responding to any such Dismissable Claim, regardless of whether such defense or response is before a state or federal court or administrative agency or a mediation or arbitration body and regardless of who might ultimately be deemed to be the prevailing party as to any such Dismissable Claim.



         21. ATTORNEY'S FEES. Employee and the Company agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to


                                                     14
its or his reasonable attorney's fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.



22. INDEMNIFICATION. If Employee is made a party to, is threatened to be made a party to, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he is or was a director, officer, or employee of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether before, during or after expiration or termination of this Agreement, the Company shall indemnify and hold Employee harmless to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgment fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue after Employee ceases to be a director, officer, employee, or agent of the Company and shall inure to the benefit of Employee's heirs, executors, and administrators. The right to indemnification conferred hereby shall include the right to be paid by the Company the reasonable expenses incurred in defending any Proceeding in advance of its final disposition as such expenses are incurred. The indemnification provided herein shall not be deemed exclusive of any other rights to which Employee may be entitled under the Certificate of Incorporation, Bylaws, any agreement, or vote of stockholders or disinterested directors of the Company, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office or position, and shall continue with respect to action in such capacities even if Employee has thereafter ceased to be a director, officer, employee, or agent of the Company, and shall inure to the benefit of Employee's heirs, executors and administrators.

         23. SEVERABIIITY - In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.


         24. NOTICES. All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt

                                                     15
requested, (a) if to the Company, to it at c/o Capricorn Investors II, L.P., 72 Cummings Point Road, Stamford, Connecticut 06902 or (b) if to Employee to him at # 6 Parkside Lane, Sandy Utah 84092 by the same means, or in either party's case to such other address or to the attention of such person as the party has specified by prior written notice to the other party. Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

        25. COUNTERPARTS. This Agreement may be executed in counterparts collectively containing the signatures of each of the parties.



        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, on the date first written above.

MRS. FIELDS' ORIGINAL COOKIES, INC.,
A Delaware Corporation (the "Company")



By:/s/Herbert S. Winokur
Name:Herbert S. Winokur
Title:President


/s/ Larry A. Hodges
LAWRENCE HODGES ("EMPLOYEE")